Exhibit 99.2

SHAREHOLDERS AGREEMENT

DATED AS OF JANUARY 27, 2022

AMONG

SYSTEM1, INC.

AND

THE OTHER PARTIES HERETO

SHAREHOLDERS AGREEMENT

This Shareholders Agreement is entered into as of January 27, 2022 by and among System1, Inc., a Delaware corporation (the “Company”), Trasimene Trebia, LP, a Delaware limited partnership (“Trasimene”), BGPT Trebia LP, a Cayman Islands limited partnership (“BGPT,” and together with Trasimene, the “Trebia Sponsors”), Cannae Holdings, Inc., a Delaware corporation (“Cannae”), Michael Blend (“Mr. Blend”), Chuck Ursini (“Mr. Ursini”), Nick Baker (“Mr. Baker”), and Just Develop It Ltd., a United Kingdom private limited company (“JDI,” and together with Mr. Blend, Mr. Ursini and Mr. Baker, the “Founder Shareholders”).

RECITALS:

WHEREAS, in connection with the Equity Transactions (as defined below) and effective upon the consummation thereof, the parties hereto wish to set forth certain understandings between such parties in relation to the Company, including with respect to certain governance of the Company and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1         Defined Terms.  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters.  Capitalized terms used but not defined herein shall have the respective meanings given to them in the Business Combination Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Shareholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Board” means the board of directors of the Company from time to time.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 28, 2021, as amended November 30, 2021, January 10, 2022 and January 25, 2022, by and among the Company, and the other parties thereto, as the same may be amended, modified or supplemented from time to time.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Cannae” has the meaning set forth in the Preamble.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended from time to time.

“Class I” means Class I of the Board, as designated by the Company’s Certificate of Incorporation.

“Class I Directors” means members of Class I.

“Class I Jointly Designated Directors” has the meaning set forth in Section 2.1 hereof.

“Class II” means Class II of the Board, as designated by the Company’s Certificate of Incorporation.

“Class II Directors” means members of Class II.

“Class II Jointly Designated Director” has the meaning set forth in Section 2.1 hereof.

“Class III” means Class III of the Board, as designated by the Company’s Certificate of Incorporation.

“Class III Directors” means members of Class III.

“Class III Jointly Designated Director” has the meaning set forth in Section 2.1 hereof.

“Class A Common Stock” the shares of Class A common stock, par value $0.0001 per share, of the Company, authorized pursuant to the Certificate of Incorporation.

“Class C Common Stock” means the non-economic shares of Class C common stock, par value $0.0001 per share, of the Company, authorized pursuant to the Certificate of Incorporation.

“Class D Common Stock” means the shares of Class D common stock, par value $0.0001 per share, of the Company, authorized pursuant to the Certificate of Incorporation.

“Closing” means the closing of the Equity Transactions.

“Closing Date” means the date of the Closing.

“Common Shares” means shares of Class A Common Stock, Class C Common Stock and Class D Common Stock, and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend or combination, or any reclassification, recapitalization, merger, amalgamation, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any proprietary, business relevant or sensitive information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to the Trebia Investors or Founder Shareholders or their designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i)          that is or has become publicly available other than as a result of a disclosure by the Trebia Investors or Founder Shareholders or their designated representatives in violation of this Agreement;

(ii)       that was already known to the Trebia Investors or Founder Shareholders or their designated representatives or was in the possession of either the Trebia Investors or Founder Shareholders or their designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii)       that is received by the Trebia Investors or Founder Shareholders or their designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by the Trebia Investors or Founder Shareholders or their designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv)      that was independently developed or acquired by the Trebia Investors or Founder Shareholders or their designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v)        that any of the Trebia Investors or Founder Shareholders or their designated representatives is required, in the good faith determination of such Trebia Investor, Founder Shareholders or their designated representative, to disclose by applicable law, regulation or legal process, provided, that such Trebia Investor or Founder Shareholder or designated representative first takes reasonable steps to minimize the extent of any such required disclosure, and provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (a) in response to a request by a regulatory or self-regulatory authority of competent authority or (b) in connection with an audit or examination by a bank examiner or auditor or regulatory authority and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company from time to time.

“Equity Distribution” means any issuance of Equity Interests by the Company, including without limitation, any shares of Common Stock issued in connection with the Omnibus Incentive Plan (as such term is defined in the Business Combination Agreement).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Transactions” means the transactions contemplated by the Business Combination Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Founder Designee” has the meaning assigned to such term in Section 2.2(b).

“Founder Shareholders” has the meaning set forth in the preamble.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Information” has the meaning set forth in Section 3.1 hereof.

“JDI” has the meaning set forth in the preamble.

“Jointly Designated Directors” has the meaning set forth in Section 2.1 hereof.

“Law” means any statute, law, ordinance, rule, treaty, code, directive, regulation, governmental approval (whether granted or required) or Governmental Order, in each case, of any Governmental Authority.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.16 hereof.

“OpenMail” means OpenMail, LLC, a Delaware limited liability company.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Protected Blocker” means System1 SS Protect Holdings, Inc., a Delaware corporation.

“Protected UK” means Protected.net Group Limited, a United Kingdom limited private company.

“PSH” means Protected Security Holdings, LLC, a Delaware limited liability company.

“S1 Holdco” means S1 Holdco, LLC, a Delaware limited liability company.

“Selling Shareholders” means, as of immediately prior to the Blocker Pre-Closing Reorganization, any member of OpenMail, any holder of Equity Interests in PSH, any holder of Equity Interests in Protected UK (other than Protected Blocker), any holder of Equity Interests in OpenMail and any holder of Value Creation Units.

“Shareholder Designee(s)” means any Trebia Investors Designee, Jointly Designated Director or Founder Designee.

“Subsidiary” means, with respect to any Person, any corporation, company, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Trebia Investors Designee” has the meaning assigned to such term in Section 2.2(a).

“Trebia Investors” shall mean the Trebia Sponsors and Cannae.

“Trebia Sponsors” has the meaning set forth in the preamble.

1.2        Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1         Initial Board Composition.  Effective as of the Closing Date, and in accordance with the Certificate of Incorporation, the Company shall have a classified Board, with three classes of Directors, and the Board will be comprised of nine (9) Directors in total.  Class I will be comprised of three (3) Directors, to be jointly designated as mutually agreed by the Trebia Sponsors, Cannae and Mr. Blend, each of whom shall be independent (the “Class I Jointly Designated Directors”).  Class II will be comprised of three (3) Directors, which will include one (1) Director designated by Cannae, who shall initially be William Foley, or in the event that Cannae does not acquire at least 4.0% of the aggregate outstanding Common Shares on the Closing Date, the Trebia Sponsors, one (1) Director designated by Mr. Blend and one (1) Director to be jointly designated as mutually agreed by the Trebia Sponsors, Cannae and Mr. Blend, who shall be independent (the “Class II Jointly Designated Director”).  Class III will be comprised of three (3) Directors, which will include one (1) Director designated by Cannae, who shall initially be Frank Martire, or in the event that Cannae does not acquire at least 4.0% of the aggregate outstanding Common Shares on the Closing Date, the Trebia Sponsors, one (1) Director designated by Mr. Blend and one (1) Director to be jointly designated as mutually agreed by the Trebia Sponsors, Cannae and Mr. Blend, who shall be independent (the “Class III Jointly Designated Director” and, together with the Class I Jointly Designated Directors and the Class II Jointly Designated Director, the “Jointly Designated Directors”).

2.2.        Election of Directors.

(a)        Following the Closing Date, the Trebia Investors shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the Trebia Investors collectively hold or are attributed at least 7.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), three (3) Directors, which will include one (1) Class II Director and one (1) Class III Director, each designated by Cannae, and (ii) if the Trebia Investors collectively hold or are attributed at least 2.5% (but less than 7.5%) of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), one (1) Class III Director designated by the Trebia Investors (in each such case, each such person, a “Trebia Investors Designee”). In addition, if the Trebia Investors collectively hold or are attributed at least 7.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), Cannae and the Trebia Sponsors shall have the right, but not the obligation, jointly with Mr. Blend, to designate the Jointly Designated Directors.

(b)         Following the Closing Date, Mr. Blend shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include: (i) if the Selling Shareholders collectively hold or are attributed at least 10% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), two (2) Directors, which will include one (1) Class II Director and one (1) Class III Director and (ii) if the Selling Shareholders collectively hold or are attributed at least 2.5% (but less than 10%) of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), one (1) Class III Director (in each case, each such person a “Founder Designee”).  In addition, if the Selling Shareholders collectively hold or are attributed at least 10% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), Mr. Blend shall have the right, but not the obligation, jointly with Cannae and/or the Trebia Sponsors, to designate the Jointly Designated Directors.

(c)         If at any time the Trebia Sponsors, Cannae or Mr. Blend has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.2(a) or Section 2.2(b) hereof, the Trebia Sponsors, Cannae or Mr. Blend, as applicable, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(d)          Directors are subject to removal pursuant to the applicable provisions of the Bylaws; provided, however, for as long as this Agreement remains in effect, (i) a Trebia Investors Designee may only be removed with the consent of the Trebia Investors, and (ii) a Founder Designee may only be removed with the consent of Mr. Blend, in each case delivered in accordance with Section 5.13 hereof.

(e)         In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Trebia Investors Designees or the Founder Designees, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as reasonably possible, by a new designee of Cannae, the Trebia Sponsors or Mr. Blend, as applicable.

(f)          The Company shall, to the fullest extent permitted by applicable Law, include in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing Directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.2 and use its reasonable best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.  In the event that any Shareholder Designee shall fail to be elected to the Board at any meeting of shareholders called for the purpose of electing Directors (or written resolution in lieu of a meeting), the Company shall use its reasonable best efforts to cause such Shareholder Designee (or a new designee of Cannae, the Trebia Sponsors or Mr. Blend, as applicable) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by applicable Law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(g)        Cannae, each Trebia Sponsor and each Founder Shareholder hereby agrees to vote in favor of and to consent to the Shareholder Designees in connection with each vote taken or written resolution executed in connection with the election of Directors to the Board, and Cannae, each Trebia Sponsor and Mr. Blend agrees not to seek to remove or replace the Shareholder Designees.

(h)         In addition to any vote or written resolution of the Board or the shareholders of the Company required by applicable Law or the Certificate of Incorporation or Bylaws (each of which, as may be amended from time to time), and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase the Total Number of Directors to greater than nine (9) shall require the prior written consent of (i) the Trebia Investors, for so long as the Trebia Investors collectively continue to hold at least 7.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), and (ii) Mr. Blend, for so long as the Selling Shareholders collectively continue to hold at least 10% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), in each case delivered in accordance with Section 5.13 hereof.

2.3       Compensation.  Except to the extent Cannae, the Trebia Sponsors or Mr. Blend may otherwise notify the Company with respect to the Trebia Investors Designees or Founder Designees, respectively, any Shareholder Designees shall be entitled to compensation consistent with the Director compensation received by other Directors, including any fees and equity awards.

2.4         Other Rights of Shareholder Designees.  Except as provided in Section 2.3, each Shareholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled.  In furtherance of the foregoing, the Company shall, to the fullest extent permitted by applicable Law, indemnify, exculpate, and reimburse fees and expenses of the Shareholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Shareholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the Certificate of Incorporation or Bylaws (each of which, as may be amended from time to time), applicable Law or otherwise.

2.5       Director Independence and Applicable Regulatory Requirements.  Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the New York Stock Exchange (or such other stock exchange on which the Common Shares may be listed from time to time), including with respect to director independence, and any other Laws or requirements of a Governmental Authority applicable to members of the Board.  In the event a Shareholder Designee is prevented from serving as a Director by a Governmental Authority with the ability to so prevent, each of the Company, each Trebia Investor and Founder Shareholder shall use their respective commercially reasonable efforts to cause such Governmental Authority to remove such restriction; provided, that, (x) there shall be no obligation for such person to be added as a member of the Board and (y) Cannae, the Trebia Sponsors or Mr. Blend, as applicable, that had designated such Shareholder Designee shall be entitled to designate a replacement Director in lieu of such person.  In addition, the parties hereto acknowledge and agree that: (i) there is no agreement, arrangement or understanding for any of the Directors to vote or act together; (ii) that each Director shall act individually in respect of the matters that come before the Board consistent with the fiduciary duties of each Director; and (iii) each Director shall at all times act in accordance with applicable Law and shall refrain from taking any action which would cause Cannae, the Trebia Sponsors or Founder Shareholders to contravene applicable Law.

ARTICLE III.
INFORMATION

3.1        Books and Records; Access.  The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles.  The Company shall, and shall cause its Subsidiaries to, (a) permit the Trebia Investors and Founder Shareholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary, (b) host regular conference calls for the Trebia Investors and Founder Shareholders with senior officers of the Company upon request, and (c) provide the Trebia Investors and Founder Shareholders all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Trebia Investors and Founder Shareholders from time to time (all such information so furnished pursuant to this Section 3.1, the “Information”).  Subject to Section 3.4, any Trebia Investor or Founder Shareholders (and any party receiving Information from the Trebia Investors or Founder Shareholders) who shall receive Information shall maintain the confidentiality of such Information.  Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Trebia Investors or Founder Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement between the parties.

3.2         Certain Reports.  The Company shall deliver or cause to be delivered to the Trebia Investors and Founder Shareholders, at their request:

(a)          to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b)          to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Trebia Investors or Founder Shareholders; provided, however, that the Company shall not be required to disclose any privileged or Confidential Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Trebia Investors or Founder Shareholders without the loss of any such privilege or otherwise as provided for in a confidentiality agreement.

3.3        Confidentiality.  Each Trebia Investor and Founder Shareholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that the Trebia Investors and Founder Shareholders and their designated representatives may disclose Confidential Information to the Trebia Investors or Founder Shareholders, to the Shareholder Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with the Trebia Investors’ and Founder Shareholders’ investment in the Company, (b) any Person, including a prospective purchaser of Common Shares, as long as such Person has first agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of the Trebia Investor’s or Founder Shareholder’s or their respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents who have the need to know such Confidential Information (the Persons referenced in clauses (a), (b) and (c), the Trebia Investors’ or Founder Shareholders’ “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that the Trebia Investors and Founder Shareholders agree to be responsible for any breaches of this Section 3.4 by such Trebia Investor’s or Founder Shareholder’s designated representatives.

3.4         Information Sharing.  Each party hereto acknowledges and agrees that Shareholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Trebia Investor and Founder Shareholder and their designated representatives (subject to the Trebia Investor’s or Founder Shareholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.
ADDITIONAL COVENANTS

4.1        Pledges or Transfers.  Upon the request of any of the Trebia Investors or Founder Shareholders that wishes to (x) pledge, charge, hypothecate or grant security interests in any or all of the shares of Common Shares held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) sell or transfer any or all of the shares of Common Shares held by it, including to a third party investor, the Company agrees to cooperate with such Trebia Investor or Founder Shareholder, as applicable, in taking any action reasonably necessary to consummate any such pledge, charge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such Common Shares subject to the pledge, charge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Trebia Investor or Founder Shareholder in connection with a proposed transfer.

4.2        Spin-Offs or Split-Offs.  In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Trebia Investor or Founder Shareholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a shareholders agreement with the Trebia Investors or Founder Shareholders, that provides the Trebia Investors and Founder Shareholders, as applicable, with rights vis-à-vis such NewCo that are substantially identical to those set forth in this Agreement.

ARTICLE V.
GENERAL PROVISIONS

5.1         Termination.  Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board, the Trebia Investors and Mr. Blend, as provided under Section 5.3, and except for Section 3.3 hereof, this Agreement, excluding Article V hereof, shall terminate (i) with respect to the Trebia Investors at such time as the Trebia Investors and their respective Affiliates collectively hold or are attributed less than 2.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution) and (ii) with respect to the Founder Shareholders at such time as the Founder Shareholders and their respective Affiliates collectively hold or are attributed less than 2.5% of the aggregate outstanding Common Shares (without giving effect to any Equity Distribution), or such earlier time as any Trebia Investor or Founder Shareholder shall deliver a written notice to the Company requesting that this Agreement terminate with respect to such Trebia Investor or the Founder Shareholders, as applicable, in accordance with Section 5.3(d).

5.2         Notices.  Any notice, designation, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

System1, Inc.
4235 Redwood Avenue
Los Angeles, CA 90292

Attention: Michael Blend

Email: michael@system1.com

If to any of the Trebia Investors or the Founder Shareholders, to such Trebia Investor’s or Founder Shareholder’s address at set forth on Schedule A hereto.

5.3         Amendment; Waiver.

(a)          The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company, the Trebia Investors and the Founder Shareholders.

(b)          Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c)          No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d)          Each Trebia Investor and Founder Shareholder, in such Trebia Investor’s or such Founder Shareholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company.  Thereafter, such Trebia Investor or Founder Shareholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Trebia Investor or Founder Shareholder.

(e)          Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

5.4        Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.  To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Trebia Investor or Founder Shareholder being deprived of the rights contemplated by this Agreement.

5.5         Assignment.  The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto; provided, however, that each Trebia Investor and Founder Shareholder may, without the consent of the Company or any other Person, assign its rights and obligations under Section 2.2 of this Agreement, in whole or in part, to any Transferee of Common Shares so long as (i) any right to designate Directors to the Board will not result in the Transferee receiving the right to designate more than two Directors where such designation rights would result in the Transferee receiving the right to designate a percentage of the Total Number of Directors that is greater than the percentage of the aggregate outstanding Common Shares as held by such Transferee after giving effect to such Transfer and (ii) such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “Trebia Investor,” “Founder Shareholder,” or “Mr. Blend,” as applicable, hereunder, whereupon such Transferee shall be deemed a “Trebia Investor,” “Founder Shareholder,” or “Mr. Blend” as applicable, hereunder.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6         Third Parties.  This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7        Governing Law.  THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8         Jurisdiction; Waiver of Jury Trial.  Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

5.9        Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to seek specific performance of this Agreement without the posting of a bond.

5.10     Entire Agreement.  This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof.  There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof.  This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11      Severability.  If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12      Table of Contents, Headings and Captions.  The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13      Grant of Consent.  Any vote, consent or approval of, or designation by, or other action of, the Trebia Investors or Founder Shareholders hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by such Trebia Investors or Founder Shareholders, as applicable, as of the latest date any such notice is so provided to the Company.

5.14      Counterparts.  This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15       Effectiveness.  This Agreement shall become effective upon the Closing Date.

5.16       No Recourse.  This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

SYSTEM1, INC.

By:	/s/ Tanmay Kumar
Name:	Tanmay Kumar
Title:	Chief Financial Officer

[Signature Page to Shareholders Agreement]

TREBIA INVESTORS:

TRASIMENE TREBIA, LP

By:	/s/ Brian D. Coy
Name:	Brian Coy
Title:	Authorized Signatory

CANNAE HOLDINGS, LLC

By:	/s/ Brian D. Coy
Name:	Brian D. Coy
Title:	Authorized Signatory

[Signature Page to Shareholders Agreement]

TREBIA INVESTORS:

BGPT TREBIA LP
By: Bridgeport Partners GP LLC, its General Partner

By:	Frank R. Martire, Jr.
Name:	Frank R. Martire, Jr.
Title:	Member

By:	Frank R. Martire, III
Name:	Frank R. Martire, III
Title:	Member

[Signature Page to Shareholders Agreement]

FOUNDER SHAREHOLDERS:

JUST DEVELOP IT LIMITED
By:	/s/ Christopher Phillips
Name:	Christopher Phillips
Title:	Director

[Signature Page to Shareholders Agreement]

FOUNDER SHAREHOLDERS:

MICHAEL BLEND

/s/ Michael Blend

[Signature Page to Shareholders Agreement]

FOUNDER SHAREHOLDERS:

NICHOLAS BAKER

/s Nicholas Baker

[Signature Page to Shareholders Agreement]

FOUNDER SHAREHOLDERS:

CHUCK URSINI

/s/ Chuck Ursini

[Signature Page to Shareholders Agreement]

SCHEDULE A

Name	Address for service of notices
Cannae Holdings, Inc.
Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
Attn: Michael L. Gravelle, General Counsel
and Corporate Secretary
E-mail: mgravelle@fnf.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello; Eoghan Keenan
E-mail: michael.aiello@weil.com
             eoghan.keenan@weil.com

BGPT Trebia LP
BGPT Trebia LP
41 Madison Avenue, Suite 2020
New York, NY 10010
Attn: Paul Danola, President
E-mail: pauldanola@bgptpartners.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello; Eoghan Keenan
E-mail: michael.aiello@weil.com
             eoghan.keenan@weil.com

Trasimene Trebia, LP
Trasimene Trebia, LP
1701 Village Center Circle
Las Vegas, NV 89134
Attn: Michael L. Gravelle, General Counsel
and Corporate Secretary
E-mail: mgravelle@fnf.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Michael J. Aiello; Eoghan Keenan
E-mail: michael.aiello@weil.com
             eoghan.keenan@weil.com

Michael Blend	4235 Redwood Avenue Los Angeles, CA 90292 Attention: Michael Blend Email: michael@system1.com

Chuck Ursini	4235 Redwood Avenue Los Angeles, CA 90292 Attention: Michael Blend Email: chuck@system1.com

Nick Baker	Westward, Brook Lane, Warsash, Hampshire United Kingdom SO31 9FF Email: nick.baker@justdevelop.it

Just Develop It Ltd	Just Develop It Limited 16-18 Barnes Wallis Rd, Fareham PO15 5TT United Kingdom Attn: Daniel Richards Email: dan.richards@justdevelop.it